Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Patty Sullivan 214.932.6850 patty.sullivan@texascapitalbank.com
TEXAS CAPITAL BANCSHARES FILES REPORT
RELATED TO EMPLOYEE STOCK PURCHASE PLANS
DALLAS (February 1, 2006) — Texas Capital Bancshares, Inc. (NASDAQ:TCBI) has filed with the Securities and Exchange Commission a current report on Form 8-K regarding a new employee stock purchase plan to accommodate changes in tax laws, the growth of the company, and the number of employee participants.
     Under the Company’s 2000 Employee Stock Purchase Plan, 160,000 shares were authorized to be sold. The Company inadvertently sold to its employees 16,361 shares of TCBI common stock in excess of the authorized amount. The Company notified NASDAQ of the sale and proposed to deduct the 16,361 shares sold from the available shares under the company’s 2005 Long-Term Incentive Plan, since that plan had been previously approved by the company’s shareholders and was in effect at the time of the sale. The number of shares sold in excess of those authorized is immaterial compared to the total of more than 25 million shares outstanding and 1.5 million shares covered by the 2005 Long-Term Incentive Plan.
     Following the notice provided by TCBI, NASDAQ, acknowledged the information and, in accordance with its practices, issued its Staff Deficiency Letter. The letter informed the Company that, at the time of the notice provided to NASDAQ, the Company was not in compliance with the shareholder approval requirement with respect to employee stock purchase plans set forth in Marketplace Rule 4350(i). NASDAQ accepted the Company’s proposed solution and has determined both that the Company is in compliance and the matter is closed.
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TCBI Files 8-K/page 2
About Texas Capital Bancshares
Texas Capital Bancshares (NASDAQ: TCBI), a member of the Russell 2000™ Index, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
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